SECOND AMENDMENT TO CONSULTING AGREEMENT

Second Amendment to Consulting Agreement (this “Second Amendment”), dated as of November 17, 2015, by and between Realization Services, Inc., a New York corporation (the “Consultant”), and Imation Corp., a Delaware corporation (the “Client”). The Consultant and the Client are sometimes referred to herein individually as a “Party”, and collectively as the “Parties.”
WHEREAS, (A) pursuant to a Consulting Agreement dated August 17, 2015 as modified by an Amendment to Consulting Agreement dated as of September 16, 2015 (collectively, the “Consulting Agreement”), the Client retained the Consultant to perform certain Services (as defined) under the terms and conditions set forth in the Consulting Agreement and (B) the Parties desire to enter into this Second Amendment to modify the terms and conditions of the Consulting Agreement. All terms used but not defined herein shall have the respective meanings assigned to them in the Consulting Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements made herein and for other good and valuable consideration, the Parties hereby agree as follows:

1.	Additional Services and Modifications to Consultant’s Remuneration
a.Additional Services relating to Nexsan/IronKey – The Client hereby retains the Consultant to perform the following additional Services during the period from November 17, 2015 through December 31, 2015:
Assisting the Client, via close collaboration with members of Management, to: (i) analyze the operations of the Client’s Nexsan/Connected Data business unit in order to make such operations more efficient and to reduce discretionary expenditures and overhead, such analysis to include development of a detailed understanding of Nexsan’s and Connected Data’s cost structures and to emphasize accounts receivable management, inventory management, accounts payable management, restructuring of corporate functions, strategic analysis of locations, organizational and functional personnel structures, headcount reduction, and other aspects identified by the Client and the Consultant, (ii) formulate: (A) a business plan (the “Nexsan Business Plan”) designed to improve the business of Nexsan/Connected Data and enhance shareholder value relating thereto and (B) a related integrated, rolling, computer-based budget (the “Nexsan Budget”) on a monthly (cash) basis for the period from December 1, 2015 through December 31, 2016, such Budget to reflect the overall Nexsan Business Plan and include explanation of the underlying budget assumptions, and projections for: (1) income statement, (2) balance sheet, (3) inventory, (4) cost of sales, (5) selling, general and administrative expenses and (6) specific employees or positions for staffing, (iii) identify the detailed action steps needed to achieve the objective for each critical area set forth in the Nexsan Business Plan and the timetable(s) for implementation of such steps (such objectives to include, among others, rationalizing Nexsan’s and Connected Data’s operating costs and workforce) and (iv) develop a detailed understanding of the IronKey business unit’s cost structure.
b.Additional Compensation relating to Nexsan/IronKey – To compensate the Consultant for the additional Services described under subsection (a) above, the Parties agree to the following additional compensation for which the Consultant shall invoice weekly under Section 6(a) of the Consulting Agreement:
In addition to the Weekly Fees to be paid to the Consultant pursuant to Sections 5(a) and (b) of the Consulting Agreement, the Client shall also pay to the Consultant additional remuneration of up to $300,000 for such additional Services performed during the period from November 17, 2015 through December 31, 2015. Such additional remuneration shall be over and above the usual Weekly Fees applicable during such period. Such $300,000 shall be invoiced weekly on a pro rata basis during that period.

c.Anticipated Services into March 2016 and related Weekly Fees – The Parties presently contemplate that the Revised Term will extend through March 18, 2016. To compensate the Consultant for the additional staffing it is to provide from January 1, 2016 through March 18, 2016, the Parties agree that during such period the ceiling on the Weekly Fees will be $125,000. Notwithstanding the above, Client shall retain the right to terminate Consultant’s services hereunder by giving seven (7) day’s prior written notice to Consultant.

2.	Miscellaneous
The Consulting Agreement shall otherwise remain in full force and effect. Notwithstanding any termination of the Consulting Agreement, the following Sections shall survive and remain in effect for the periods specified: (i) Section 1 above until the final resolution of the rights and obligations of the Parties therein and (iii) this Section 2 until Section 1 is no longer in effect. Each Party represents and warrants to the other that it has had full opportunity to obtain, and has in fact obtained, the advice of its own legal counsel with respect to this Amendment and the transactions contemplated. This Amendment may be signed in counterparts and shall become effective as if executed in a single, complete document upon its execution by both Parties.
IN WITNESS WHEREOF, the Parties have executed this Amendment as of the day and year first above written.

CLIENT:		CONSULTANT:

IMATION CORP.		REALIZATION SERVICES, INC.

By:	/s/ Joseph DePerio	By:	/s/ Barry L. Kasoff
	Joseph DePerio		Barry L. Kasoff
	Its Chairman of the Board of Directors		Its President